Exhibit 99.1

Give us a summary of your company:

CHDT Corp is a management company operating subsidiaries focused on designing and manufacturing consumer products for the North American retail market.
We currently sell four brands, STP Tools and automotive accessories, Simply Comfort Products, Capstone Lighting, eco-i-lite, and soon Black Box Innovations.

Please discuss your news release today:

It is my pleasure to announce to our shareholders today news regarding our securing a 2 million dollar asset based line of credit from Sterling National Bank, headquartered in New York City. Sterling has been in the business of loaning money to businesses since 1929. The bank specializes in asset based lending and not only understands our business processes, they are also familiar with most of our retail partners. The best feature for our investors is the fact that this is a conventional loan which is not tied to any convertible debentures or equity of any kind.

We have been searching for a credit facility for almost a year and we are excited to have the opportunity to build a business relationship with Sterling Bank. The timing is perfect as our STP products rollout this quarter and we launch our newest item the Personal pocket Safe.

Do you have anything else you would like to add:

Only that we are working diligently to develop and introduce new and innovative products to our retail partners and look forward to announcing product placements during this quarter.  I’m speaking to you from the floor of the National Hardware Show where we are showing our STP tools line, Simply Comfort line and our Capstone Lighting products including the unveiling of our newest item, the eco-i-lite which is a lithium powered torch light with a new exclusive induction charging technology system.